Exhibit 99.1
For Further Information:
Waste Management, Inc.
Analysts: Jim Alderson — 713.394.2281
Media: Lynn Brown — 713.394.5093
Web site: http://www.wm.com
WM #10-08
Waste Management President & Chief Operating Officer Larry O’Donnell
to Leave Company
Chief Executive Officer David Steiner Has Assumed President Role
HOUSTON — June 02, 2010 —Waste Management today announced that president and chief operating officer Larry O’Donnell and the company have reached an agreement that O’Donnell will be leaving the company to pursue chief executive officer opportunities. Waste Management CEO David Steiner is assuming the role of president immediately. O’Donnell will be working with Steiner through June 30, 2010, to assure an orderly transition of his duties. O’Donnell joined the company in January 2000, as part of the new management team to turn the company around. He became president and chief operating officer in April 2004.
“I have worked with Larry at Waste Management for 10 years, and during that time he has demonstrated the capability and desire to become a CEO. That would be difficult to pursue while performing his duties as president, so we mutually agreed that Larry would transition his duties to me to allow him to devote his energies to the next stage of his career. I am certain he will be successful, and will miss him at the company as a colleague and a friend,” said Steiner.
O’Donnell commented, “I have enjoyed the many friendships I have made during my years at Waste Management, and am proud of the achievements we have made together as a team. The company is well positioned for continued progress and success, and now is a good time to pursue my next goal. I wish each WM employee and their family continued success.”
Steiner added, “While we will miss Larry, his departure will not deter us from our business strategy. Knowing of Larry’s desire to pursue a CEO position, we have had in place the plans and personnel to handle the transition. We have exceptional managers leading our businesses, and they will continue to execute. I expect our operational excellence programs to drive more costs out of the business. We will hold firm on our pricing discipline to improve the company’s profitability. And we will remain focused on achieving top and bottom line growth through executing our strategies to grow our current markets, grow customer loyalty and grow into new markets.”
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature or which relate to future events and are subject to risks and uncertainties. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. These statements are only predictions. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.
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